Exhibit 99

Titan Tire Announces Purchase of Denman Tire Machinery & Equipment

QUINCY, Ill. - July 16, 2010 - On Thursday, July 15, 2010, in United States Bankruptcy Court for the Northern District in Ohio, the judge signed the order approving the sale of the Denman Tire machinery and equipment, including other inventory items, for $3 million U.S. Dollars (USD) to Titan Tire Corporation, a subsidiary of Titan International, Inc.  Denman, a producer of specialty tires, had estimated sales of $75 million USD in 2008. The purchase did not include any land or buildings.
“Closing should take place within a week. Titan then plans to move the machinery and equipment,” said Titan Chairman and CEO Maurice M. Taylor Jr. “I believe it was a great purchase for Titan and the machinery and equipment will complement Titan’s product line.”
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
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(217) 221-4489